UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2005

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3495
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-829-8238

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the flowing provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 18, 2005, Global Payments Direct, Inc. (the “Company”), a wholly owned subsidiary of Global Payments Inc., together with Canadian Imperial Bank of Commerce, as administrative agent (the “Administrative Agent”), and CIBC Inc. entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of November 19, 2004 (the “Canadian Credit Facility”), by and among the Company, the several banks and financial institutions parties thereto and the Administrative Agent. The text of the Amendment is attached hereto as Exhibit 10.1.

The Amendment provided for certain technical amendments to the Canadian Credit Facility as well as extending the termination date from November 18, 2005 to November 17, 2006. Simultaneously with the execution of the Amendment, the Company provided notice to the Administrative Agent to terminate the Tranche A Commitments under the Canadian Credit Facility and reduce the amount of the Tranche B Commitments from Cdn $75 million, or approximately US $63 million based on current exchange rates, to Cdn $50 million, or approximately US $42 million based on current exchange rates. Excluding the additional overdraft feature covering larger advances during periods of peak credit card usage which remains in effect, the Company has permanently reduced its aggregate borrowing capacity under the Canadian Credit Facility from Cdn $175 million, or approximately US $147 million based on current exchange rates, to Cdn $50 million, or approximately US $42 million based on current exchange rates.

The Company reduced its borrowing capacity under the Canadian Credit Facility because of a reduction in its Canadian borrowing needs arising primarily from the migration of the Company’s Canadian VISA portfolio (except for certain managed merchant accounts and large accounts) away from “same day value” for credit card deposits and the maintenance of surplus cash in Canadian dollar cash accounts to meet working capital requirements.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.1	Amendment No. 1 to the Company’s Amended and Restated Credit Agreement

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Payments Inc.
(Registrant)

Date: November 18, 2005	By:	/s/ Joseph C. Hyde
Joseph C. Hyde
Chief Financial Officer